OFFICE LEASE AGREEMENT

STATE OF TEXAS

COUNTY OF DALLAS

THIS LEASE AGREEMENT, made and entered into as of the ___ day of June, 2006, by and between the Landlord and Tenant hereinafter named.

W I T N E S S E T H:

1. Definitions and Basic Provisions. The following definitions and basic provisions shall be used in conjunction with and limited by the reference thereto in the provisions of this lease:

(a)	“Landlord":	TR LBJ CAMPUS PARTNERS, L.P
(b)	"Tenant":	American CareSource Holdings, Inc.
(c)	"Premises":	Galleria Crossing I 5429 LBJ Freeway Suite 700 Dallas, Texas 75240

as generally outlined on the plan attached hereto as Exhibit "A." The term “rentable area” means (1) the “usable area” within any leased premises (i.e., the gross area enclosed by the surface of the exterior glass walls, the mid-point of any walls separating portions of the Premises from those adjacent tenants, the slab penetration line of all such leased premises from Service Areas and the corridor side of walls separating such leased premises from Common Areas), plus (2) a pro rata part of the Common Areas and Service Areas within the Building, including the area encompassed by any columns or other structural elements which provide support to such leased Premises and/or the Building, but excluding permanent vertical penetrations, such as fire stairs, elevator shafts, flues, pipe shafts and vertical ducts. The rentable area in the Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be 9,349 square feet of rentable area, whether the same should be more or less as a result of a minor variation resulting from actual construction and completion of the leased Premises for occupancy so long as such work is done in accordance with the terms and provisions hereof. The total rentable area of the Building is stipulated for all purposes herein to be 232,541 square feet.

(d)	Lease term:

A period of 78 months, commencing the later of (x) on September 1, 2006, or (y) the date Landlord delivers to Tenant possession of the Premises with all of Landlord’s Work and Obligations under the Work Letter Agreement substantially complete as described in Section 4 of the Work Letter Agreement (the "Commencement Date") and ending on last day of the seventy-eighth full month thereafter.

(e)	Basic rental:	$1,139,937.72.
(f)	Monthly rental installment:	Months 1-3 Month4: Months 5-24: Months 25-48: Months 49-78:	$-0- * $10,266.74 $13,244.42 $15,581.67 $16,360.75
(f1)	Landlord Concession Payment (“LCP”):	Months 1-20:	$11,425.00

The monthly LCP described herein is only due from Landlord to Tenant so long as no uncured event of default by Tenant as described in Paragraph 20 of this lease shall remain in existence. The monthly LCP, in the form of a cash payment by Landlord or credit against the monthly rental installment, as clarified in Paragraph 1(f2) below, is due on or before the first day of any pertinent calendar month.

(f2)	Reconciliation of amounts due NOT INCLUDING sums pursuant to Exhibit “B”:
		Monthly rental installment	LCP	“Prepaid Rent” (see Paragraph 3)	Net amount due
	Months 1-3: Month 4: Months 5-8: Months 9-20: Months 21-24: Months 25-48: Months 49-78:	$-0- $10,266.74 $13,244.42 $13,244.42 $13,244.42 $15,581.67 $16,360.75	$11,425.00 $11,425.00 $11,425.00 $11,425.00 N/A N/A N/A	$10,266.74 $13,244.42 N/A N/A N/A N/A	$11,425.00 (L)* $11,425.00 (L) $11,425.00 (L) $ 1,819.42 (T)** $13,244.42 (T) $15,581.67 (T) $16,360.75 (T)
* “L” = Amount due by Landlord to Tenant ** “T” = Amount due by Tenant to Landlord

(g)	Security deposit:	$15,581.67.
(h)	Permitted use:	Office and related uses.
(i)	"Land":	The real property upon which the Project is located, described more particularly on Exhibit "E" attached hereto and made a part hereof.
(j)	"Building":	Galleria Crossing I located at 5429 LBJ Freeway, Dallas, Texas 75240.
(k)	"Project":	Galleria Crossing I located at 5429 LBJ Freeway, Dallas, Texas 75240.
* Tenant agrees to pay all sums due pursuant to Exhibit “B”, including “Tenant’s Share” of “Electrical Costs” as defined therein, at all times, including months 1-3 of the lease term.

2. Lease Grant. Landlord, in consideration of the rent to be paid and the other covenants and agreements to be performed by Tenant and upon the terms and conditions hereinafter stated, does hereby lease, demise and let unto Tenant the Premises (as defined in paragraph 1 (c) hereof) commencing on the Commencement Date (as defined in Paragraph 1(d) hereof, or as adjusted as hereinafter provided) and ending on the last day of the lease term, unless sooner terminated as herein provided. If this lease is executed before the Premises becomes vacant or otherwise available and ready for occupancy, or if any present tenant or occupant of the Premises holds over, and Landlord cannot acquire possession of the premises prior to the commencement date of this lease, Landlord shall not be deemed to be in default hereunder, and Tenant agrees to accept possession of the premises at such time as Landlord is able to tender the same and such date shall be deemed to be the commencement date and this lease shall continue for the lease term described in Paragraph 1(d) hereof; provided if Landlord does not obtain possession of the Premises on or before September 1, 2006 Tenant, in its sole discretion, may terminate this lease at any time thereafter by written notice to Landlord; provided further Tenant my not terminate this lease pursuant to this sentence if Tenant has not terminated this Lease prior to receipt of written notice from Landlord that Landlord has obtained full possession of the Premises. Landlord hereby waives payment of monthly rental installments covering any period prior to the tendering of possession of the Premises to Tenant hereunder. Likewise, should Tenant occupy the Premises prior to the commencement date specified in Paragraph 1(d), the commencement date shall be altered to coincide with said occupancy with the ending date of the lease remaining unchanged, however basic rental shall be increased pro rata. By occupying the Premises, Tenant shall be deemed to have accepted the same as suitable for the purpose herein intended and to have acknowledged that the same comply fully with Landlord's covenants and obligations.

3. Rent. In consideration of this lease, Tenant promises and agrees to pay Landlord the basic rental (as defined in Paragraph 1(e) hereof) in monthly installments as set forth in Paragraph 1(f) hereof, and the additional rent as determined in accordance with Exhibit “B”, without deduction, set off, notice or demand, except as otherwise provided herein.

Five monthly installments of basic rental, to be applied to the fourth, fifth, sixth, seventh an eighth monthly basic rental installments accruing hereunder, totaling $63,244.42("Prepaid Rent"), together with the security deposit (as defined in Paragraph 1(g) hereof), shall be payable by Tenant to Landlord contemporaneously with the execution hereof. On the first day of the second month on which basic rental begins to accrue under this lease, Tenant shall begin paying the scheduled monthly rental installment without demand and shall continue paying such monthly rental installments on or before the first day of each succeeding calendar month during the term hereof. The monthly rental installment for any fractional month at the beginning or the end of the lease term shall be prorated.

If the monthly rental installment is not received by the Landlord on or before the 5th day of the month for which such monthly rental installment is due, a service charge of 5% of the monthly rental installment owed shall become due and payable in addition to the monthly rental installment owed. Such service charge is for the purpose of reimbursing Landlord for the extra costs and expenses incurred in connection with the handling and processing of late monthly rental installment payments. Provided however that Tenant shall be allowed one (1) grace period per calendar year in which Tenant shall not be charged the 5% service charge provided the rental installment is received by Landlord by the tenth (10) day of the month.

The security deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this lease, it being expressly understood that such deposit shall not be considered an advance payment of rental or a measure of Landlord's damages in case of default by Tenant. Upon the occurrence of any event of default by Tenant and the expiration of any applicable notice and cure period, Landlord may, from time to time, without prejudice to any other remedy, use such deposit to the extent necessary to make good any arrearages of rent and other damage, injury, expense of liability caused to Landlord by such event of default. Following any such application of the security deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to this original amount. If no uncured event of default then exists any remaining balance of such deposit shall be returned by Landlord to Tenant upon termination of this lease. If Landlord transfers its interest in the Premises during the lease term, Landlord may assign the security deposit to the transferee and, thereafter, upon such assignee’s assumption of Landlord’s obligations with respect to the security deposit, Landlord shall have no further liability for the return of such security deposit. Tenant may request receipt of a written acknowledgement from the successor landlord of its receipt of the security deposit and its agreement to refund or apply the same in accordance with the terms of this Lease in the form of a copy of the assignment and assumption of leases executed by the successor or Landlord. The obligation of Tenant to pay rent is an independent covenant, and no act or circumstance whatsoever, whether such act or circumstance constitutes a breach of covenant by Landlord or not shall release Tenant of the obligation to pay rent.

4. Rental Escalation. See Exhibit "B" attached hereto and incorporated as a part hereof.

5. Services.

(a) Landlord agrees to furnish Tenant while leasing the Premises, at Landlord's sole cost and expense: (i) hot and cold water at those points of supply provided for general use of tenants in the Building; (ii) electrical current for Tenant's use and occupancy of the Premises to the extent reasonably deemed to be standard in comparable suburban "Class A" high rise office buildings in Dallas, Texas, provided however, that all costs for extraordinary or unusual demand for electrical service (which shall mean more than __watts per square foot of the Premises) shall be borne by Tenant; (iii) heating and air conditioning from 7:00 am until 6:00 pm Monday through Friday and 8:00 am through 1:00 pm on Saturdays (other than holidays) and between 68 and 78 degrees; (iv) janitorial service on a daily basis excluding holidays and weekends; (v) replacement of Building standard light bulbs and tubes.

(b) Landlord does not warrant that any of such specified services will be free from interruption or stoppage, but nevertheless Landlord shall use reasonable diligence to resume any such interrupted or stopped service; provided, however should any interruption both (1) continue for a period of ten (10) consecutive days, and (2) render the Premises untenantable, then Tenant’s rent shall be abated from the date of the initial interruption through the date the services are restored.

6.	Leasehold Improvements. See Exhibit “C”.

7. Use. Tenant shall use the Premises only for the permitted use (as defined in Paragraph 1(h) hereof), and uses that are commonly related thereto. Tenant will not occupy or use the Premises, or permit any portion of the Premises to be occupied or used for any business or purpose other than the permitted use or for any use or purpose which is unlawful in part or in whole or extra hazardous on account of fire, nor permit anything to be done which will in any way materially increase the rate of fire insurance on the Building or contents; and in the event that, by reason of acts of Tenant, there shall be any increase in the rate of insurance on the Building or contents created by Tenant's acts or conduct of business and then Tenant hereby agrees to pay to Landlord the amount of such increase on demand and acceptance of such payment shall not constitute a waiver of any of Landlord's other rights provided herein. Tenant will conduct its business and control its agents, employees and invitees in such a manner as not to create any nuisance, nor unreasonably interfere with, unreasonably annoy or disturb other tenants or Landlord in management of the Building. Tenant will maintain the Premises in a clean, healthful and safe condition and will comply, in all material respects, with all laws, ordinances, orders, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) with reference to use, condition or occupancy of Premises. Tenant's obligation to comply with all laws specifically includes any and all laws relating to environmental hazards and to accessibility by persons with disabilities. Tenant will not, without the prior written consent of Landlord, install lighting, window coverings or decoration, or install any signs, window or door lettering or advertising media of any type on or about the Premises or any part thereof (other than door identification signage customary in the Building); provided Tenant may alter floor coverings and wall coverings (including painting) with replacements of similar quality and utility. Should Landlord agree in writing to any of the foregoing items in the preceding sentence, Tenant will maintain such permitted items in good condition and repair at all times, normal wear and tear and casualty excepted.

8. Repairs and Maintenance and Compliance with Accessibility Laws

(a) By Landlord: Landlord shall maintain only the roof, foundation, heating and air conditioning systems, common areas, plumbing (including fixtures), elevators (if any), fire protection sprinkler system(if any), the structural soundness of the exterior walls, the paving outside the Building, and the landscaping in good repair and condition consistent with a class A office building in the sub-market in which the Building is located, except for reasonable wear and tear. Landlord shall be responsible for pest eradication. If such pests result from Tenant's use and occupancy of the Premises, Tenant shall pay to Landlord on demand the cost for such eradication. Tenant shall give immediate written notice to Landlord of the need for repairs or corrections and Landlord shall proceed promptly to make such repairs or corrections. Landlord's liability hereunder shall be limited to the cost of such repairs or corrections.

(b) By Tenant: Tenant shall at its expense and risk maintain the Premises and related facilities in good repair and condition. Tenant will not in any manner knowingly deface or injure the Building, the Premises or related facilities and will pay the cost of repairing any damage or injury done by Tenant or Tenant's agents, employees or invitees. Tenant shall throughout the term of this lease take good care of the Building, the Premises and related facilities and keep them free from waste and nuisance of any kind. If Tenant shall fail to make any repair required hereunder (including all necessary replacements) within fifteen (15) days (or such longer time so long as Tenant commences such repair within such fifteen day period and diligently pursues such repair to completion) after written notification to do so, Landlord may at its option make such repair and Tenant shall, upon demand therefor, pay Landlord for the reasonable cost thereof together.

(c) By Landlord and Tenant: Tenant shall at its expense and risk cause the Premises and related facilities to be in compliance with the requirements of the Americans With Disabilities Act and all other pertinent laws relating to public access ("Accessibility Laws"). Landlord shall at its expense and risk cause the common areas of the Building and the Project (including but not limited to restrooms, parking areas, sidewalks and elevators) to comply with Accessibility Laws.

Any extraordinary or atypical requirements imposed by Accessibility Laws relating to the unique nature of Tenant's business shall be Tenant's responsibility and Tenant shall bear the risk and expense of compliance with such extraordinary or atypical requirements. Tenant acknowledges that Landlord's responsibility is to insure that common areas of the Building comply with Accessibility Laws assuming the imposition of requirements typical for a suburban office building.

9. Alterations and Improvements. Tenant will not make or allow to be made any alterations or physical additions in or to the Premises other than non-structural and cosmetic changes and changes that are less then $10,000 without the prior written consent of Landlord, which consent shall not be unreasonably withheld as to nonstructural alterations. Landlord may require, as a condition to granting its consent to any such alterations or physical additions, that Tenant agree to remove such alterations or physical additions at the end of the lease term and restore the Premises to the condition in which the same existed before such alterations or physical additions were made. At the end or other termination of this lease, Tenant shall deliver up the Premises with all improvements located thereon (except as otherwise herein provided) in good repair and condition, reasonable wear and tear and casualty excepted, and shall deliver to Landlord all keys to the Premises. The cost and expense of any repairs necessary to restore the condition of the Premises to such condition in which they are to be delivered to Landlord shall be borne by Tenant. All alterations, additions or improvements (whether temporary or permanent in character) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord's property on termination of this lease and shall remain on the Premises without compensation to Tenant. All furniture, trade fixtures and equipment installed by Tenant may be removed by Tenant at the termination of this lease if Tenant so elects, and shall be so removed if required by Landlord, or if not so removed shall at the option of Landlord, become the property of Landlord. All such installations, removals and restoration shall be accomplished in good workmanlike manner so as not to damage the Premises or the primary structure or structural qualities of the Building or the plumbing, electrical lines or other utilities.

10. Common Areas. The use and occupation by Tenant of the Premises shall include the use in common with others entitled thereto of the common areas, parking areas, service roads, loading facilities, sidewalks, and other facilities as may be designated from time to time by Landlord (together with the “common areas”), subject, however, to the terms and conditions of this agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

All common areas described above shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all facilities and areas mentioned in this Article. Landlord shall have the right to construct, maintain, and operate lighting facilities on all such areas and improvements; to police same; from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; and to restrict parking by tenants, their officers, agents, and employees to employee parking areas.

All common areas and facilities not within the Premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction; provided, however, in no event shall Landlord materially reduce the parking spaces or access to the Building or Premises without Tenant’s prior written consent, which consent shall not be unreasonably withheld or delayed.

11. Assignment and Subletting. If Tenant desires to assign this lease or sublet the Premises or any part thereof, Tenant shall give Landlord written notice of such desire together with the name of the proposed assignee or sublessee, a reasonable description of its business, and current financial information about it in reasonable detail to allow Landlord to assess the financial condition of such proposed assignee or sublessee. Tenant shall give such notice and information to Landlord at least ten (10) days prior to the date on which Tenant desires to make such assignment or sublease. If Tenant transfers more than half of the stock or other voting control of Tenant Landlord shall approve the assignment of this Lease. Any other proposed subletting or assignment shall be subject to landlord’s reasonable approval. Landlord shall, within ten (10) days following receipt of such notice, notify Tenant in writing that Landlord elects either (i) to terminate this lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligation hereunder as to such space, (ii) to permit Tenant to assign this lease or sublet such space, or (iii) refuse to permit Tenant to assign this lease or sublet such space. Consent by landlord shall not be unreasonably withheld or delayed. If Landlord should fail to notify Tenant in writing of such election within such ten-day period, Landlord shall be deemed to have elected (iii) above. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord's rights as to any subsequent assignments and sublettings. Tenant shall pay all costs incurred by Landlord in connection with the foregoing provisions including without limitation legal fees, construction costs to reconfigure the Premises, and credit checks. Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant's obligations under this lease shall at all times remain fully responsible and liable for the payment of the rent herein specified and for compliance with all of Tenant's other obligations under this lease. Moreover, if the rental or other consideration (or a combination of the rental and any bonus or other consideration therefor or incident thereto) due and payable to Tenant by an assignee or sublessee exceeds the rental payable under this lease (appropriately prorated in the case of a sublease of less than all of the Premises), then Tenant shall be bound and obligated to pay Landlord fifty percent (50%) of all such excess rental and other excess consideration within ten (10) days after receipt thereof by Tenant. Finally, upon any assignment or subletting all rentals paid to Tenant by an assignee or sublessee shall be received by Tenant in trust for Landlord, to be forwarded immediately to Landlord. If Landlord transfers and assigns its interest in this lease and the Building containing the Premises, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Tenant shall not mortgage, pledge or otherwise encumber its interest in this lease or in the Premises.

12. Indemnity. Landlord shall not be liable for and Tenant will indemnify and save harmless Landlord of and from all fines, suits, claims, demands, losses and actions (including attorney's fees) for any injury to person or damage to or loss of property on or about the Premises caused by the negligence or misconduct or breach of this lease by Tenant, its agents, employees, sublessees, invitees or by any other person entering the Building, the Premises, or related facilities under express or implied invitation of Tenant, or arising out of Tenant's use of the Building, the Premises, or related facilities. Landlord shall not be liable or responsible for any loss or damage to any property or death or injury to any person occasioned by theft, fire, Act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition of any governmental body or authority, by other tenants of the Building or related facilities or any other matter beyond control of Landlord, or for any injury or damage or inconvenience which may arise through repair or alteration of any part of the Building, the Premises or related facilities, or failure to make repairs or from any cause whatsoever except the gross negligence of Landlord, its agents, and Contractor and their employees. Tenant shall, at all times during the term of this lease, maintain a policy or policies of insurance with the premiums thereon fully paid in advance, in amounts and with insurance companies approved by Landlord insuring Tenant's obligations to Landlord under Paragraph 12 of this lease.

13. Mortgages. Tenant accepts this lease subject to any deeds of trust, security interests or mortgages which might now or hereafter constitute a lien upon the Building or improvements therein, the Premises, or related facilities (provided Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement for Tenant), and to zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of the property Tenant shall at any time hereafter, on demand, execute any instruments, releases or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this lease to the lien of any such deed of trust, security interest or mortgage so long as Tenant’s rights hereunder are not materially reduced. Landlord, at its sole options, shall have the right to waive the applicability of this Paragraph 13 so that this lease will not be subject and subordinate to any such deed of trust, security interest or mortgage.

14. Insurance. Landlord shall, at all times during the term of this lease maintain a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon some solvent insurance company, insuring the Building against loss or damage by fire, explosion, or other hazards and contingencies for the full insurable value thereof; provided that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this lease which Tenant may bring or obtain upon the Premises, or any additional improvements which Tenant may construct thereon.

Tenant shall, at all times during the term of this lease, maintain a policy or policies of insurance, with the premiums thereon fully paid in advance, issued by and binding upon insurance companies approved by Landlord, such approval not to be unreasonably withheld, insuring any furniture, equipment, machinery, goods or supplies which Tenant may bring or obtain upon the Premises, and any additional improvements which Tenant may construct on the Premises against loss or damage by fire, explosion or other hazards and contingencies for the full insurable value thereof. Tenant shall also, at all times during the term of this lease, maintain a policy or policies of insurance, with the premiums thereon fully paid in advance, for comprehensive general and contractual liability insurance against claims for personal injury, death and property damage occurring in or about the Premises, such insurance to afford protection to the limits of (i) not less than $1,000,000.00 in respect of injury to or death of any number of persons arising out of any one occurrence and (ii) $1,000,000.00 in respect of any instance of property damage. Such policy or policies shall be issued by and binding upon insurance companies approved by Landlord, such approval not to be unreasonably withheld.

Tenant shall deliver to Landlord, prior to the Commencement Date, certificates of such insurance and shall, at all times during the term of this lease, deliver to Landlord upon request true and correct copies of such insurance policies. The comprehensive general and contractual liability policy described above shall (i) name Landlord as an additional insured,(ii) insure performance of the indemnities of Tenant contained in this lease, and (iii) be primary coverage, so that any insurance coverage obtained by Landlord shall be in excess thereof. Each insurance policy obtained by Tenant shall provide that it will not be canceled or reduced in coverage without 30 days prior written notice to Landlord. Tenant shall deliver to Landlord certificates of renewal at least 30 days prior to the expiration date of each such policy and copies of new policies at least 30 days prior to terminating any such policies.

15. Inspection. Landlord or representatives shall have the right to enter into and upon any and all parts of the Premises at reasonable hours to (i) inspect same or clean or make repairs or alterations or additions as Landlord may deem necessary (but without any obligation to do so, except as expressly provided for herein), or (ii) during the last six 96) months of the lease show the Premises to prospective tenants, purchasers or lenders; and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof, nor shall such be deemed to be an actual or constructive eviction. Landlord shall use all reasonable efforts to ensure that they, their agents, contractors and visitors do not disturb Tenant while on the Premises.

16. Condemnation. If, during the term of this lease, or any extension or renewal thereof, a substantial portion of the Premises or a material portion of the Building should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, and in Tenant’s reasonable judgment Tenant’s ability to operate the Premises is materially and adversely impaired, this lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective on the date physical possession is taken by the condemning authority, and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease; provided, Tenant may make a claim against the condemning authority for relocation costs, the value of Tenant’s improvements and for Tenant’s equipment and fixtures.

In the event a portion less than fifty percent (50%) of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by private sale in lieu thereof and the partial taking or condemnation shall render the Premises unsuitable for Tenant's business, then Landlord shall have the option, in its sole discretion, of terminating this lease, or, at Landlord's sole risk and expense, restoring and reconstructing the Premises to its original size and with the same quality of tenant improvements installed by tenant prior to such taking. Should

Landlord elect to restore, the lease shall continue in full force and effect with the rent payable except for the portion that was taken during the unexpired portion of this lease adjusted to such an extent as may be fair and reasonable under the circumstances, and Tenant shall have no claim against Landlord for the value of any interrupted portion of this lease.

In the event of any condemnation or taking, total or partial, Tenant shall not be entitled to any part of the award or price paid in lieu thereof, and Landlord shall receive the full amount of such award or price, Tenant hereby expressly waiving any right or claim to any part thereof.

17. Fire or Other Casualty. In the event that the Premises should be totally destroyed by fire, tornado or other casualty or in the event the Premises or the Building should be so damaged that rebuilding or repairs cannot be completed within 180 days after the date of such damage, either Landlord or Tenant may at its option terminate this lease by delivering written notice thereof to the other party within twenty (20) days following such damage, in which event the rent shall be abated during the unexpired portion of this lease effective with the date of such damage. In the event the Premises should be damaged by fire, tornado or other casualty covered by Landlord's insurance, but only to such extent that rebuilding or repairs can be completed within 180 days after the date of such damage, or if the damage should be more serious but neither Landlord nor Tenant elects to terminate this lease, in either such event Landlord shall within thirty (30) days after the date of such damage commence to rebuild or repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition in which they were immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of the furniture, equipment, fixtures and other improvements which may have been placed by Tenant or other tenants within the Building or the Premises, or related facilities. In the event that the Premises are untenantable such that Tenant is deprived of the use and enjoyment thereof, Landlord shall abate the rent during the time Premises are unfit for occupancy. If the Premises are not totally untenantable, Landlord shall allow Tenant a fair diminution of rent during the time the Premises are partially unfit for occupancy. In the event any mortgagee under a deed of trust, security agreement or mortgage elects pursuant to a right granted therein that insurance proceeds be used to retire the mortgage debt, Landlord shall have no obligation to rebuild and this lease shall terminate upon notice to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Project or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

18. Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the date that is thirty (30) days after the expiration of the term of this lease, unless otherwise agreed in writing, such holding over shall constitute and be construed as tenancy at sufferance only. Such tenancy shall be at a daily rental equal to 1/30th of 150% of the sum of the monthly rental installment plus the most current rental adjustment which may have been made thereto pursuant to Paragraph 4 hereof The inclusion of the preceding sentence shall not be construed as Landlord's consent for the Tenant to hold over.

19. Taxes on Tenant's Property. Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

20. Events of Default. The following events shall be deemed to be events of default by Tenant under this lease:

(a) Tenant shall fail to pay any monthly rental installment or any portion of the basic rental or additional rent or any other obligation hereunder involving the payment of money within five (5) days of when due; provided, not more than twice in any twelve (12) month period Tenant shall be provided written notice of any such default and five (5) days thereafter to cure any such monetary default;

(b) Tenant shall fail to comply with any term, provision or covenant of this lease, other than the payment of rent or shall fail to comply with any term, provision or covenant in any other agreement with Landlord affecting the Premises, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant;

(c) Tenant shall make an assignment for the benefit of creditors;

(d) Tenant shall file a petition under any section or chapter of the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof, or Tenant shall be adjudged bankrupt or insolvent in any proceeding filed against Tenant thereunder and such adjudication shall not be vacated or set aside within thirty (30) days;

(e) A receiver or Trustee shall be appointed for all or substantially all of the assets of Tenant and such receivership shall not be terminated or stayed within thirty (30) days;

(f) Tenant shall fail to take possession of the Premises within Sixty (60)days after the same are tendered by Landlord to Tenant for occupancy; or

(g) Tenant shall assign this lease or sublet the Premises in violation of the terms of this Lease without Landlord's consent.

21. Remedies. Upon the occurrence of any event of default specified in Paragraph 20 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

(a) Terminate this lease in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor. Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, including (i) the reasonable cost of recovering the Premises (including attorneys fees and costs of suit), (ii) the reasonable cost of removing and storing any personal property, (iii) the unpaid rent earned at the time of termination, plus interest thereon at the rate described in Paragraph 35, (iv) the present value (discounted at the rate of six percent (6%) per annum) of the balance of the basic rental and additional rental for the remainder of the lease term less the present value (discounted at the same rate) of the fair market rental value of the Premises for such period, taking into account the period of time the Premises will remain vacant until a new tenant is obtained, and the reasonable cost to prepare the Premises for occupancy and the other costs (such as costs of repairs or remodeling, leasing commissions and attorneys fees) to be incurred by Landlord in connection therewith, and (v) any other sum of money and damages owed by Tenant to Landlord under this lease;

(b) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor, and if Landlord so elects, relet the Premises on such terms as Landlord shall deem advisable and receive the rent thereof. Tenant agrees to pay to Landlord on demand any deficiency in basic rental that may arise by reason of such reletting;

(c) Enter upon the Premises, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this lease, and tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action; and

(d) Landlord may, and is hereby entitled and authorized, without any notice to Tenant whatsoever, to enter upon the Premises by use of a master key, a duplicate key, or other peaceable means, and to change, alter, and/or modify the door locks on all entry doors of the Premises, thereby permanently excluding Tenant, and its officers, principals, agents, employees, and representatives therefrom. If Landlord has either permanently repossessed the Premises pursuant to the foregoing provisions of this Lease, or has terminated this lease by reason of Tenant's default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Premises at any time; provided, however, that in any such instance, during Landlord's regular business hours and at the convenience of Landlord, and upon the written request of Tenant accompanied by such written waivers and releases as Landlord may require, Landlord will escort Tenant or its authorized personnel to the Premises to retrieve any personal belongings or other property of Tenant not subject to the lien or security interest described herein. If Landlord elects to exclude Tenant from the Premises without permanently repossessing or terminating pursuant to the foregoing provisions of this lease, then Landlord (at any time prior to actual repossession or termination) shall not be obligated to provide Tenant a key to re-enter the Premises until such time as all delinquent rental and other amounts due under this lease have been paid in full (and all other defaults, if any, have been completely cured to Landlord's satisfaction), and Landlord has been given assurance reasonably satisfactory to Landlord evidencing Tenant's ability to satisfy its remaining obligations under this lease. During any such temporary period of exclusion, Landlord will, during Landlord's regular business hours and at Landlord's convenience, upon written request by Tenant, escort Tenant or its authorized personnel to the Premises to retrieve personal belongings of Tenant or its employees, and such other property of Tenant as is not subject to the Landlord's lien and security interest described herein. This remedy of Landlord shall override and control any conflicting provisions of the Texas Property Code.

No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this lease, unless a written notice of such intention be given to Tenant. Notwithstanding any such reletting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord's acceptance of rent following an event of default hereunder shall not be construed as Landlord's waiver of such event of default. No waiver by Landlord of any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a wavier of any other violation or default.

22. Surrender of Premises. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed as acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and subscribed by the Landlord.

23. Attorneys' Fees. In case it should be necessary or proper for Landlord or Tenant to bring any action under this lease or to consult or place such lease, or any amount payable by Landlord or Tenant thereunder, with an attorney concerning or for the enforcement of any of Landlord's or Tenant's rights hereunder, then the non-prevailing party agrees in each and any such case to pay the prevailing party on demand a reasonable attorney's fee.

24. Landlord’s Lien. Landlord waives any statutory or contractual landlord’s lien for rent.

25. Mechanic's Lien. Tenant will not permit any mechanic's lien or liens to be placed upon the Premises or the Project or improvements thereon during the term hereof caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant, and in the case of the filing of any such lien Tenant will promptly pay same. If default in payment thereof shall continue for twenty (20) days after written notice thereof from Landlord to the Tenant, the Landlord shall have the right and privilege at Landlord's option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be so much additional rent hereunder due from Tenant to Landlord and shall be repaid to Landlord immediately on rendition of bill therefor, together with interest until repaid as provided in Paragraph 35. Tenant will have the option to "bond around" any mechanic's lien or liens, provided such bonding around is in accordance with and permitted by deeds of trust or mortgages affecting the Building.

26. Waiver of Subrogation. Anything in this lease to the contrary notwithstanding, the parties hereto hereby waive any and all rights of recovery, claim action or cause of action, against each other, their agents, officers, and employees, for any loss or damage that may occur to the Premises hereby demised, or any improvements thereof, or such Project of which the Premises are a part, any improvements thereto, or related facilities, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the parties hereto, their agents, officers and employees.

No insurer of one party hereunder shall hold any right of subrogation against the other party. If the respective insurer of Landlord and Tenant does not permit the foregoing waiver without an appropriate endorsement to such party’s insurance policy, then Landlord and Tenant each covenant and agree to notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.

27. Notices. Each provision of the Agreement, or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing or delivery of any notice, or with reference to the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if the following steps are taken:

(a) All rent and other payment required to be made by Tenant to Landlord hereunder shall be payable to Landlord in Dallas County, Texas, at the address hereinbelow set forth, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith:

(b) Any notice or document required to be delivered hereunder shall be deemed to be delivered if actually received and whether or not received when deposited in the United States mail, postage prepaid, certified or registered mail (with or without return receipt requested) addressed to the parties hereto at the respective addresses set out opposite their names below, or at such other address as they have heretofore specified by written notice delivered in accordance herewith:

LANDLORD:	TR LBJ CAMPUS PARTNERS, L.P. c/o Thompson Realty Corporation 2505 N. Plano Road, Suite 3000 Richardson, Texas 75082
TENANT:	American Caresource Holdings, Inc. 5429 LBJ Freeway Suite 700 Dallas, Texas 75240

28. Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, as the case may be, except for the payment by Tenant of any sums due hereunder including basic rental and additional rental, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, Acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord or Tenant, as the case may be.

29. Separability. If any clause or provision of this lease is illegal, invalid or unenforceable under present or future laws effective during the term of this lease, then and in that event, it is the intention of the parties hereto that the remainder of this lease shall not be affected thereby, and it is also the intention of the parties to this that in lieu of each clause or provision of this lease that is illegal, invalid, or unenforceable, there be added as part of this lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

30. Entire Agreement; Amendments; Binding Effect. This lease contains the entire agreement between the parties and may not be altered, changed or amended, except by instrument in writing signed by both parties hereto. No provision of this lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord and addressed to Tenant, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be construed to waive or lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms, provisions, covenants and conditions contained in this lease shall apply to, inure to the benefit of, and binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.

31. Quiet Enjoyment. Provided Tenant has performed all of the terms, covenants, agreements and conditions of this lease, including the payment of rent, to be performed by Tenant, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereof, without hindrance from Landlord, subject to the terms and conditions of this lease.

32. Rules and Regulations. Tenant and Tenant's agents, employees, and invitees will comply fully with all requirements of the rules and regulations of the Project and related facilities which are attached hereto as Exhibit "D," and made a part hereof as though fully set out herein. Landlord shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations in such reasonable manner as may be deemed advisable for safety, care, or cleanliness of the Project, the Premises, or related facilities, and for preservation of good order therein, all of which rules and regulations, changes and amendments will be forwarded to Tenant in writing and shall be carried out and observed by Tenant; provided, in no event shall any such rules and regulations conflict with the term of this Lease. Tenant shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors and invitees of Tenant.

33. Broker's or Agent's Commission. Tenant represents and warrants that there are no claims for brokerage commissions or finder's fees in connection with the execution of this lease, except for Trammell Crow Company, and Tenant agrees to indemnify and hold harmless Landlord against all liabilities and costs arising from such claims, including without limitation attorneys' fees in connection therewith.

34. Guaranty, Joint and Several Liability. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there be a guarantor of Tenant's obligations hereunder, the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor and Landlord need not first proceed against the Tenant hereunder before proceeding against such guarantor, nor shall any such guarantor be released from its guaranty for any reason whatsoever, including without limitation, in case of any amendments hereto, waivers hereof or failure to give such guarantor any notices hereunder.

35. Interest. Any rent or other amount which becomes owing by Tenant to Landlord under this lease (including unpaid service charges) shall bear interest from the date of demand at the maximum contractual rate of interest which could be charged legally by Landlord in the event of a loan of such rent or other amount by Landlord to Tenant under the then applicable laws of the State of Texas or in the event there is no established maximum contractual rate of interest, such interest shall be a the rate of fourteen percent (14%) per annum.

36. Estoppel Certificate. Tenant will, at any time and from time to time, upon not less than ten (10) business days' prior request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing executed by Tenant certifying that this lease is unmodified and in full effect (or, if there have been modifications, that this lease is in full effect as modified, and setting forth such modifications) and the dates to which the rent has been paid, and either stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer may have knowledge; it being intended that any such statement by Tenant may be relied upon by any prospective purchaser or mortgagee of the Project. In the event Tenant shall fail or neglect to execute, acknowledge and deliver any such certificate, and such failure shall continue for five (5) days after written notice, Tenant shall be in default under this lease.

37. Landlord's Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this lease shall be limited to the Landlord’s interest in the rents for the Building, the proceeds from any sale or condemnation event or the proceeds of sale on execution of the interest of Landlord in the Building and Landlord shall not be personally liable for any deficiency. This clause shall not be deemed to limit or deny any remedies which Tenant may have in the event of default by Landlord hereunder, which do not involve the personal liability of Landlord.

38. Captions. The captions contained in this lease are for convenience of reference only, and in no way limit or enlarge the terms and conditions of this lease.

39. Gender. Words of any gender used in this lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

40. Place of Performance. Tenant shall perform all covenants, conditions and agreements contained herein, including but not limited to payment of rent, in Dallas County, Texas. Any suit arising from or relating to this agreement shall be brought in Dallas County, Texas.

41. Relocation. Intentionally deleted.

42. Lender Approval. Intentionally deleted.

43. Lease Submission. The submission of this lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect hereto unless and until Landlord shall execute a copy of this lease and deliver the same to Tenant.

44. Blocked Persons.  Tenant and Landlord hereby represent to each other that neither is a “blocked person” or “specially designated national” listed by the United States Department of the Treasury’s Office of Foreign Assets Control, and neither is a person described in section (a), (b), (c), or (d) of Section 1 of the Executive Order 13224 issued by President George W. Bush on September 23, 2001, as amended (“Order”). Tenant further represents to Landlord that none of the funds Tenant will deliver to Landlord as payment of rent are subject to being blocked pursuant to the Order. Landlord further represents to Tenant that neither the Property nor Landlord’s interest in the Property is subject to being blocked pursuant to the Order. Tenant and Landlord shall indemnify, defend and hold harmless the other from and against any and all loss, cost, damage or expense, including court costs and reasonable attorneys’ fees, suffered or incurred by the other party as a consequence of breach of this representation.

Notwithstanding anything in this Lease to the contrary, the indemnification obligations contained in this paragraph shall survive termination of the lease agreement.

45. Moving Allowance. Upon Tenant’s occupancy of the Premises, and within thirty (30) days after Landlords receipt of an invoice from Tenant, Landlord agrees to pay the sum of $1.00 per square foot of rentable area to Tenant as a reimbursement of Tenant’s costs to relocate to the Building.

46. Workout Facility. Landlord agrees to allow four (4) Tenant employees to use the facility at no cost for the first 24 months of the lease term and $25.00 per month per user for the remainder of the lease term.

47. Monument Signage. During the entire term of the lease, Landlord grants to Tenant the right, at Tenant’s sole cost and expense, to place its company name on the Building’s monument signage. The parties agree to mutually cooperate concerning the placement and size of Tenant’s signage (not to be less than the proportionate size of Tenant’s Premises) on the monument, which shall require the mutual consent of Landlord and Tenant.

48. Special Provisions. Exhibits “A”,“B”,“C”,“D”,“E”,“F”, Rider No. 101 and Rider No. 201.

LANDLORD:	TR LBJ CAMPUS PARTNERS, L.P., a Georgia limited partnership
By:	Thompson Realty Development Corporation, a Texas corporation
By:	/s/ W.T. Field
W.T. Field, President

TENANT:	American CareSource Holdings, Inc., a Delaware corporation

By:	/s/ David S. Boone
Name:	David S. Boone
Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT "A"

SITE PLAN

American Caresource Holdings, Inc.

Galleria Crossing I

5429 LBJ Freeway

Suite 700

Dallas, Texas 75240

Premises:      9,349 rentable square feet

Growth Area: 16,211 rentable square feet

EXHIBIT "B"

RENTAL ESCALATION - OPERATING EXPENSES AND ELECTRICAL COSTS

In addition to the basic rental payable by Tenant in accordance with Paragraph 1(e) of this lease, Tenant shall pay additional rent determined as follows:

(a) For the purposes of this provision, the term "Basic Cost" shall mean any and all costs, expenses and disbursements of every kind and character (subject to the limitations set forth below) (specifically excluding leasing commissions, attorney's fees, costs, and disbursements and other expenses incurred in connection with leasing, renovating or improving space for tenants, and costs incurred in leasing disputes) which Landlord shall incur, pay or become obligated to pay in connection with the ownership of any estate or interest in, operation, maintenance, repair, replacement, and security of the Building, determined in accordance with generally accepted accounting principles consistently applied, including but not limited to the following:

(i) Normal and customary wages and salaries (including management fees not to exceed 5%) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Building, including taxes, insurance, and benefits relating thereto.

(ii) All normal and customary supplies and materials used in the operation, maintenance, repair, replacement, and security of the Building.

(iii) Annual cost of all capital improvements made to the Building which although capital in nature can reasonably be expected to reduce the normal operating costs of the Building, as well as all capital improvements made in order to comply with any statutes, rules, regulations or directives hereafter promulgated by a governmental authority relating to energy, conservation, public safety or security, as amortized over the useful life of such improvements by Landlord for federal income tax purposes.

(iv) Cost of all utilities.

(v) Cost of all maintenance and service agreements on equipment, including alarm service, window cleaning and elevator maintenance.

(vi) Cost of casualty and liability insurance applicable to the Building and Landlord's personal property used in connection therewith.

(vii) All taxes, assessments and governmental charges, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by other, subsequently created or otherwise, and any other taxes, assessments or other governmental charges attributable to the Building or its operation, excluding, however, federal and state taxes on income.

(viii) Cost of repairs and general maintenance of the Building.

(ix) Cost of service or maintenance contract with independent contractors for the operation, maintenance, repair, replacement, or security of the Building.

There are specifically excluded from the definition of the term "Basic Cost" expenses for capital improvements made to the Building, other than capital improvements described in subparagraph (iii) above and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; expenses for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; interest, amortization or other payments on loans to Landlord, whether secured or unsecured; depreciation of the Building; legal expenses; costs of environmental cleanup, costs to comply with applicable laws in effect on the date hereof, and income, excess profits or franchise taxes or other such taxes imposed on or measured by the income of the Landlord from the operation of the Building. Additionally, electrical service costs paid separately pursuant to (c) below are excluded from the definition of the term “Basic Cost”.

(b) Tenant shall during the term of this lease pay as additional rent an amount (the "Excess") equal to (i) the total amount of Basic Costs for a calendar year, divided by the rentable area of the Building, and multiplied by the rentable area of the Premises minus (ii) the product of the "Basic Costs Stop" (hereinafter defined) multiplied by the rentable area of the Premises. Basic Cost Stop is herein defined to be the quotient of the Basic Cost applicable to the Premises per calendar year 2006 divided by the number of square feet of rentable area in the Premises. Landlord may collect such additional rent in arrears on a calendar year basis. Beginning with January 1, 2007, and on each January 1 thereafter, Landlord shall also have the option to make a good faith estimate of the Excess for each upcoming calendar year and upon thirty (30) days' written notice to Tenant may require the monthly payment of such additional rent equal to 1/12 of such estimate. Any amounts paid based on such an estimate shall be subject to adjustment pursuant to subparagraph (c) when actual Basic Cost is available for each calendar year. For the purposes of calculating the additional rental payable hereunder with respect to any fractional calendar year during the term of this lease, Landlord may either (i) estimate Basic Cost for the portion of the lease term during such partial year, or (ii) estimate Basic Cost for the entire calendar year and reduce the same to an amount bearing the same proportion to the full amount of estimated Basic Cost for such year as the number of days in such fractional calendar year bears to the total number of days in such full calendar year.

(c) In addition to the Excess defined in (b) above, Tenant shall also pay during the term of this lease as additional rent “Tenant’s Share” (hereinafter defined) of the following costs incurred by Landlord which are directly attributable or reasonably allocable to the Building (collectively, “Electrical Costs”): (i) electrical service used in the operation, maintenance, and use of the Project; (ii) sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Project; and (iii) other reasonable costs of providing electrical services to the Project. “Tenant’s Share” is defined to be the number of square feet of rentable area in the Premises divided by the number of square feet of rentable area in the Building. Tenant shall, with each monthly installment of basic rental, pay Landlord’s monthly estimate of Tenant’s Share of Electrical Costs; provided, however, Tenant, at its option and at Tenant’s cost, may elect to have Landlord install a submeter for the Premises, in which event Tenant’s share of Electrical Costs shall be based on the submeter usage.

(d) By April 1 of each calendar year during Tenant's occupancy, or as soon thereafter as practical, Landlord shall furnish to Tenant a statement of Landlord's actual Basic Cost for the previous year adjusted as provided in subparagraph (d). If for any calendar year additional rent collected for the prior year as a result of Landlord's estimate of Basic Cost is in excess of the additional rent actually due during such prior year, then Landlord shall refund to Tenant any overpayment. Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year.

(e) With respect to any calendar year or partial calendar year during the term of this lease in which the Building is not occupied to the extent of ninety-five percent (95%) of the rentable area thereof, the Basic Cost for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of ninety-five percent (95%) of the rentable area thereof.

(f) If any amounts which become due by reason hereof are not paid by the 5th day following the day on which they are due, a service charge of 10% of such rental escalation amount shall become due and payable in addition to such rental escalation. Such service charge is for the purpose of reimbursing Landlord for the extra costs and expenses incurred in connection with the handling and processing of late rental escalation payments.

EXHIBIT "C"

WORK LETTER AGREEMENT

American Caresource Holdings, Inc.

5429 LBJ Freeway

Suite 700

Dallas, Texas 75240

Re:	Suite 700, 5429 LBJ Freeway, Dallas, Texas 75240.

Gentlemen:

You (hereinafter referred to as "Tenant") and we (hereinafter referred to as "Landlord") are executing, simultaneously with this "Work Letter Agreement" (herein so called), a written lease (the "Lease") covering the space referred to above (hereinafter called the "Premises").

To induce Tenant to enter into such Lease (which is hereby incorporated by reference) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

1.            Final Plans. Landlord agrees to provide, by Landlord's designated space planner, architect and/or engineer, the following Building Standard (hereinafter defined) space plans and architectural and mechanical drawings and specifications (hereinafter collectively referred to as the "Final Plans"), to be drawn for the Premises on Tenant's behalf and such Final Plans shall be in accordance with the attached “Preliminary Space Plan” prepared by Entos Design:

(a)           Complete Building Standard "Space Plans" (herein so called) for the layout of the Premises;

(b)           Complete, finished and detailed 1/8 inch scale architectural drawings and specifications for Tenant's partition layout, reflected ceiling, telephone and electrical outlets, and finish schedule for the work to be done by Landlord under Paragraph 3 hereof (the "Construction Plans"); and

(c)           Complete Building Standard mechanical plans and specifications where necessary for installation of normal air conditioning system and duct work and heating and electrical facilities for the work to be done by Landlord under Paragraph 3 hereof (the "MP & E Plans").

Landlord shall pay all costs of preparing the Final Plans.

2.            Preparation of Final Plans; Changes to Final Plans. Tenant covenants and agrees to furnish to Landlord all information necessary for the preparation of each of the Space Plans, the Construction Plans and the M P & E Plans on or before June 15, 2006. Subject to the provisions of Section 3 above, Landlord will cause the Space Plans, the Construction Plans, and the M P & E Plans to be prepared from such information and will submit such plans to Tenant. Within ten (10) days after receipt thereof, Tenant shall approve the Space Plans, Construction Plans and M P & E Plans or indicate what changes, if any, that it desires to make. Such proposed changes, if any, shall be submitted to Landlord in writing for Landlord's written approval. If within ten (10) days after receipt thereof, Tenant fails to approve any of the Space Plans, Construction Plans and M P & E Plans or if Tenant fails to propose in writing any changes to be made to such Space Plans, Construction Plans and M P & E Plans, then Tenant shall be deemed to have approved each of same. Any redrawing of all or any of the Final Plans occasioned by Tenant after Tenant's approval (or deemed approval) thereof as well as any changes requested by Tenant in connection with its initial review of the Final Plans which are agreed to by Landlord shall be at Tenant's sole cost and expense.

3.            Obligations Contingent.        Tenant has represented that the Premises will need to be improved to meet Tenant’s needs and such build out shall conform to the Preliminary Space Plan which shall use Building Standard materials and finishes which shall also include supplemental HVAC, raised flooring, sound attenuation in specific area and upgraded locking system. Landlord’s obligations hereunder to incur the costs associated with preparation of Final Plans and construction of improvements are contingent upon these representations remaining true and upon Landlord’s reasonable right to approve the Final Plans. If Landlord, in its reasonable discretion, disapproves the Final Plans, the Lease shall terminate automatically and neither Landlord nor Tenant shall have any further rights or obligations hereunder or under the Lease.

4.            Construction of Improvements. Subject to each of Paragraph 2 and Paragraph 28 of the Lease, provided that Tenant has not committed an event of default pursuant to Paragraph 20 of the Lease, Landlord agrees to cause the improvements to the Premises to be constructed pursuant to and in substantial accordance with the Final Plans which landlord shall have reasonable approval rights thereon. The construction of such improvements in the Premises shall be at Landlord's sole cost and expense. The timing of such construction will be structured to achieve delivery of space in accordance with Paragraph 2 of the Lease. Tenant acknowledges that all work done in the Premises pursuant to this Work Letter Agreement shall be performed by a contractor (and such subcontractors, suppliers and laborers) designated by Landlord, in Landlord's sole discretion. Upon substantial completion of the work to be done by Landlord Landlord shall deliver to Tenant an application for a final Certificate of Occupancy. Tenant shall promptly apply for such Certificate of Occupancy and receipt thereof will be a condition precedent to the Commencement Date. Completion of minor finish and punch-list items are specifically not a condition precedent to the Commencement Date.

5.	Condition of Premises. The Premises has been previously improved.

6.            Modifications. To the extent that the Final Plans call for any modifications (herein "Modifications") the costs of such Modifications shall be borne solely by Landlord. By way of example, and not by way of limitation, the following shall each be examples of Modifications:

(a)           Any modifications to the existing sprinkler system, or the moving of existing sprinkler heads, or the installation of additional sprinkler heads.

(b)           Any modifications to the existing HVAC system, the moving of the existing duct work and/or diffusers, or the installation of additional duct work and/or diffusers.

(c)           Any rewiring of existing junction boxes, relocation of existing junction boxes, or installation of additional junction boxes.

7.            Building Standard. Tenant shall be required to use, and the Final Plans shall specify Building Standard (a) light fixtures, (b) doors, (c) ceiling tiles, and (d) hardware throughout the Premises and the costs of purchasing, transporting and installing each of the foregoing Building Standard items shall be borne solely by Landlord. Whenever the term "Building Standard" is used in this Work Letter Agreement, it shall mean the exclusive type, brand, quality, and/or quantity of materials Landlord designates from time to time to be the quality or quantity to be used in the Building.

8.	Payment of Costs; Credit. Intentionally deleted.

9.            Delays. It is agreed that, notwithstanding the provisions of Paragraph 2 of the Lease, waiving Tenant's obligation for the payment of rental under Paragraph 1(f) of the Lease until the date on which Landlord can deliver possession of the Premises, if Landlord shall be delayed in substantially completing the work to be performed by Landlord pursuant to this Work Letter Agreement as a result of:

(a)           Tenant's failure to timely furnish information or specifications in accordance with Paragraph 2 above; or

(b)           Tenant's request for materials, finishes or installations other than Landlord's Building Standard; or

(c)           Tenant's changes in or modifications to any plans and specifications or any of the Final Plans; or

(d)           The performance of any work in the Premises by a person, firm or corporation employed by Tenant; (all such persons, firms or corporations being subject to the approval of Landlord);

Tenant's obligation for payment of rental under the Lease (as affected by such waiver) shall be accelerated by the number of days of such delay.

10.          Entry by Tenant's Agents. Landlord will permit Tenant and its agents to enter the Premises prior to the date specified for the commencement of Tenant's occupancy under the Lease, in order that Tenant may perform through its own contractors (to be first approved by Landlord) such other work and decorations as Landlord may approve at the same time that Landlord's contractors are working in the Premises. The foregoing license to enter prior to the commencement of the lease term, however, is conditioned upon Tenant's workmen and mechanics working in harmony and not interfering with the labor employed by Landlord, Landlord's mechanics or contractors or by any other tenant or their contractors. Such license is further conditioned upon workers' compensation and public liability insurance for bodily injury and property damage, all in amounts and with companies and on forms satisfactory to Landlord, being provided and at all times maintained by Tenant's contractors engaged in the performance of the work, and certificates of such insurance being furnished to Landlord prior to proceeding with the work. If at any time such entry shall cause disharmony or interference therewith, this license may be withdrawn by Landlord upon forty-eight (48) hours written notice to Tenant. Such entry conditions shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except as to the covenant to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's decorations or installations so made prior to commencement of the lease term, the same being solely at Tenant's risk, and Tenant shall hold Landlord harmless from any claim, demand or action arising from activities of Tenant's contractors, workmen or mechanics.

If the foregoing correctly sets forth our understanding, kindly acknowledge your approval in the space provided below whereupon this work letter shall become a binding agreement between us.

Yours very truly,

TR LBJ CAMPUS PARTNERS, L.P., a Georgia limited partnership
By:	Thompson Realty Development Corporation, a Texas corporation
By:	/s/ W.T. Field
W.T. Field, President
AGREED TO AND ACCEPTED as of the _______ day of June, 2006.
American CareSource Holdings, Inc., a Delaware corporation

By:	/s/ David S. Boone
Name:	David S. Boone
Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT "D"

BUILDING RULES AND REGULATIONS

1. Landlord agrees to furnish Tenant two keys to Tenant door at no charge and two keys to entry doors requiring a $10.00 refundable deposit. Additional keys will be furnished at a nominal charge.

2. Tenant will refer all contractors, contractor's representatives and installation technicians, rendering any service on or to the Premises for Tenant, to Landlord for Landlord's approval and supervision before performance of any contractual service. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceiling, equipment or any other physical portion of the Building.

3.	No Tenant shall at any time occupy any part of the Project as sleeping or lodging quarters.

4. Tenant shall not place, install or operate on Premises or in any part of the Project, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (other than a microwave oven in a typical break room), or place or use in or about Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any other inflammable, explosive, or hazardous material without prior written consent of Landlord.

5. Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from Tenant's area or public rooms regardless of whether such loss occurs when area is locked against entry or not.

6. Except for seeing-eye dogs, no birds, fowl, dogs, animals or pets of any kind shall be brought into or kept in or about the Project.

7. Landlord will not permit entrance to Tenant's offices by use of pass key controlled by Landlord, to any person at any time without permission by Tenant, except employees, contractors, or service directly supervised or employed by Landlord.

8. None of the entries, passages, doors, elevators, hallways or stairways shall be blocked or obstructed, or any rubbish, litter, trash, or material of any nature placed, emptied or thrown into these areas, or shall such areas be used at any time except for ingress or egress by Tenant, Tenant's agents, employees or invitees.

9. The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed. No person shall waste water by interfering with the faucets or otherwise.

10.     No person shall disturb the occupants of the Building by the use of any musical instruments, the making of raucous noises, or other unreasonable use.

11.     Nothing shall be thrown out of the windows of the Building, or down the stairways or other passages.

12.     Tenant shall not store any materials, equipment, products, etc., outside the Premises as shown on the plats attached hereto.

13.     Tenant shall not erect any sign or other insignia upon or in any part of the Project or other portion of the Premises without the prior written consent of the Landlord.

14.     Tenant shall comply with all local and federal codes and ordinances. In the event of fire or code problems, Tenant shall comply with such requirements.

15.     Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs and markers on the Project grounds and surrounding areas.

16.	Corridor and passage doors when not in use shall be kept closed.

17.     Movement in or out of the Building of furniture, office equipment, or any other bulky or heavy materials shall be controlled by the Landlord. Landlord will determine the method of routing of such items so as to ensure the safety of all concerned.

18.     Directories will be placed by the Landlord, at Landlord's expense, in the building and no other directories shall be permitted.

19.     No signs, draperies, shutters, window coverings, decorations, hangings or obstructions of any type shall be placed on any skylights or on any doors or windows which are visible from outside the leased premises without the prior written consent of the Landlord.

20.     All locks for doors in each tenant's leased area shall be building standard and no tenant shall place any additional lock or locks on any door in its leased area without Building Management's written consent.

21.     Building Management shall have the authority to prescribe the weight and manner that safes and other heavy equipment are positioned.

22.	Tenant space that is visible from public areas must be kept neat and clean.

23.     Standard climate control hours are 7 a.m. to 6 p.m., Monday through Friday, and 8 a.m. to 12 noon on Saturday. Landlord shall adjust thermostats to maintain building standard temperature. Tenant shall not attempt to adjust temperature control thermostats. Window blinds should remain down and tilted at a 45 degree angle toward the street to maintain temperatures and conserve energy.

24.     Tenant will comply with all requirements necessary for the security of the Premises both during business hours and after hours and on weekends.

25.     Tenants are to lock all office doors leading to corridors and to turn out all lights at the close of their working day.

26.     The work of the janitor or cleaning personnel shall not be hindered by Tenant after 6:30 p.m. The windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc., necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service.

27.     Employees of Landlord shall not receive or carry messages for or to any tenant or other person nor contact with or render free or paid services to any tenant or tenant's agent, employees or invitees.

28.     Landlord desires to maintain standards of environment, comfort and convenience for its tenants. It will be appreciated if any undesirable conditions or lack of courtesy or attention by its employees are reported directly to Landlord.

29.     All tenant modifications resulting from remodeling in or to the leased Premises must conform to the City of Dallas Building and Fire Codes and approved by property management in writing prior to performance of the work.

30.     The Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees and invitees, including but not limited to rules and regulations regarding hours of access to the Project, which rules when made and notice thereof given to a tenant shall be binding upon him in like manner as if originally prescribed. In the event of any conflict, inconsistency, or other difference between the terms and provisions of these rules and regulations and any lease now or hereafter in effect between Landlord and any tenant in the Building, Landlord shall have the right to rely on the term or provision in either such lease or such Rules and Regulations which is most restrictive on such tenant and most favorable to Landlord.

31.	The Building is a non-smoking building.

32.	Smoking is not permitted in the Premises.

EXHIBIT "E"

DESCRIPTION OF LAND

EXHIBIT “F”

PARKING AGREEMENT

1.           Parking Spaces. At all times during the lease term, Tenant may lease from Landlord five (5) reserved, covered parking spaces located on the first level of under-building garage parking (the "Reserved Parking Garage"). At all times during the lease term, Tenant shall pay to Landlord (as provided in Paragraph 2 below) the sum of $50.00 per month per space plus all applicable sales taxes (the "Basic Parking Charge"). Tenant is under no obligation to rent the five (5) reserved, covered parking spaces upon which the Basic Parking Charge will be assessed, but if Tenant elects not to rent those spaces, Landlord may rent them to other Tenants of the Building and Tenant will be able to convert the reserved, covered not utilized to covered, unreserved spaces. Landlord will provide a reasonable means of controlling access to the parking areas within the Reserved Parking Garage, but no specific parking spaces in the parking areas within the Reserved Parking Garage are to be provided to Tenant. Landlord reserves the right to relocate any parking areas or spaces from time to time, and may also use portions of the Reserved Parking Garage outside such designated areas for free, visitor, or other parking needs of Landlord. Landlord may make, modify and enforce rules and regulations relating to the parking of automobiles in the Reserved Parking Garage, and Tenant will abide by such rules and regulations. Landlord also reserves the right to increase the size of the Reserved Parking Garage.

The Basic Parking Charge for five (5) covered, reserved parking spaces is abated for the first 24 months of the initial lease term.

2.           Basic Parking Charge. Tenant covenants and agrees to pay Landlord during the lease term, as additional rental hereunder, the Basic Parking Charges hereinabove specified for each of the parking spaces leased by Tenant as hereinabove provided, such sum to be payable monthly in advance on the first day of each and every calendar month during the lease term. A pro rata portion of such Basic Parking Charge shall be payable for the first partial calendar month in the event the lease term commences on a date other than the first day of a calendar month. Tenant's obligation to pay the Basic Parking Charges shall be considered an obligation to pay rent for all purposes hereunder, and default in payment of any Basic Parking Charge shall be deemed a default in payment of rental under Paragraph 20 herein. Tenant shall be responsible for ensuring that its employees do not park their cars in visitor parking spaces or areas, if any, established by Landlord, or in parking spaces or areas, if any, reserved or designated by Landlord for the use of other tenants of the Building or for other purposes. Landlord shall not be liable or responsible for any loss of or to any car or vehicle or equipment or other property therein or damage to property or injuries (fatal or non-fatal), unless such loss, damages, or injury be caused by the gross negligence or willful misconduct of Landlord, its agents, contractor, or their employees.

3.           Additional Parking Spaces. Subject to availability, upon written request by Tenant, Tenant may lease additional parking spaces in the Parking Garage from Landlord on the same terms, conditions and charges as are specified above; provided, however, that Landlord may terminate Tenant's right to use any such additional parking spaces so leased upon ten (10) days' written notice to Tenant.

4.           Free Unreserved Parking.       Landlord hereby grants to Tenant a license to use, in common with Landlord and others, thirty-three (33) unreserved parking spaces located under and/or adjacent to the Building, at no charge to Tenant. Landlord shall have the right to charge a parking fee for amounts levied, assessed, imposed or required to be paid to any governmental authority on account of the parking of vehicles, including all sums required to be paid pursuant to transportation controls imposed by the Environmental Protection Agency under the Clean Air Act of 1970, if any, or otherwise required to be paid by any governmental authority with respect to the parking, use or transportation of motor vehicles, or the reduction or control of motor vehicle pollution.

If requested by Landlord, Tenant shall notify Landlord of the license plate number, year, make and model of the automobiles entitled to use such parking spaces and if requested by Landlord, such automobiles shall be identified by automobile window stickers provided by Landlord, and only such designated automobiles shall be permitted to use such parking spaces.

The parking spaces are provided solely for the accommodation of Tenant and Landlord assumes no responsibility or liability of any kind whatsoever from whatever cause with respect to the automobile parking areas, including adjoining streets, sidewalks, driveways, property and passageways, or the use thereof by Tenant of Tenant’s representatives.

RIDER NO. 101

OPTION TO EXTEND

Tenant at its option may extend the term of this Lease for up to two (2) extension term(s) of five (5) years (each) by serving written notice thereof upon Landlord at least six (6) months before the expiration of the initial Lease Term (or any extension term), provided that at the time of such notice and at the commencement of such extended term, no uncured event of default, as defined in Section 20 of this Lease, shall have occurred. Upon the service of such notice and subject to the conditions set forth in the preceding sentence, this Lease shall be extended without the necessity of the execution of any further instrument or document. Such extended term shall commence upon the expiration date of the initial Lease Term (or the prior extension term), expire upon the annual anniversary of such date five (5) years thereafter, and be upon the same terms, covenants, and conditions as provided in this Lease for the initial term, except that the Base Rent payable during each extended term shall be at the prevailing rate (the "Market Rate") for comparable space in office buildings comparable to the Building located in the same submarket in Dallas County, Texas, taking into consideration quality of construction and finish of the Building, the ease of accessibility to the Building from major thoroughfares, and the availability of free parking associated with the Building, at the commencement of each such extended term, which new Base Rent shall be adjusted as provided in and under this Lease. Any termination of this Lease during the initial term (or any extension term) shall terminate all rights of extension hereunder. Any assignment or subletting by Tenant pursuant to Section 11 of this Lease shall terminate the option(s) of Tenant contained herein. Notwithstanding the foregoing, in no event shall the Base Rent for any extension term be less than the Base Rent during the last year of the initial term (or the prior extension term).

RIDER NO. 201

SUBORDINATE RIGHT OF FIRST REFUSAL

Provided this Lease is then in full force and effect and no event of default, as defined in Paragraph 20 of this Lease, shall have occurred and subject to the rights of existing tenants, Tenant shall have the right of first refusal as hereinafter described to lease all or any part of the space (the "Right of First Refusal Space") containing approximately 16,211 square feet of Rentable Area and which is labeled on Exhibit A to this Lease as the "Growth Area" at such time as Landlord engages in negotiations with a prospective tenant, such Right of First Refusal is subject to similar rights contained in existing leases, exercisable at the following times and upon the following conditions:

1.           If Landlord enters into a bona-fide letter of intent with a prospective tenant to lease all or any part of the Right of First Refusal Space within the first six (6) months of the initial lease term, Landlord shall notify Tenant of such fact and Tenant shall lease the space at the same terms and conditions as the primary lease except that the tenant improvements allowance shall be prorated to reflect the remaining term of the lease.

2.           If Landlord enters into negotiations with a prospective tenant to lease all or any part of the Right of First Refusal Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other terms (including finish out) at which Landlord is prepared to offer such Right of First Refusal Space to such prospective tenant. Tenant shall have a period of ten (10) days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the pertinent portion of the Right of First Refusal Space. If Tenant fails to give any notice to Landlord within the required ten (10) day period, Tenant shall be deemed to have waived its right to lease the pertinent portion of the Right of First Refusal Space.

3.           If Tenant so waives its right to lease the pertinent portion of the Right of First Refusal Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease all or the applicable portion of the Right of First Refusal Space to the prospective tenant at substantially the same terms and conditions as the Landlord notification and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal shall thereafter be null, void and of no further force or effect.

4.           If Landlord does not enter into a lease with such prospective tenant covering all or the applicable portion of the Right of First Refusal Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Rider No. 201.

5.           Upon the exercise by Tenant of its right of first refusal as provided in this Rider No. 201, Landlord and Tenant shall, within ten (10) days after Tenant delivers to Landlord notice of its election, and commence diligently pursuing a lease covering, or at Landlord's option amend this Lease to cover, the Right of First Refusal Space for the rent, for the term, and containing such other terms and conditions as Landlord notified Tenant pursuant to paragraph 1 above.

6.           Any assignment or subletting by Tenant pursuant to Paragraph 11 of this Lease shall terminate the right of first refusal of Tenant contained herein.